PROSPECTUS SUPPLEMENT NO. 3 Filed Pursuant to Rule 424(b)(3)

(to prospectus dated November 13, 2023) File No. 333-275434

Surf Air Mobility Inc.

300,000,000 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 13, 2023 (the “Prospectus”), related to the offer and sale, from time to time, of up to of 300,000,000 shares of our Common Stock.

On December 28, 2023, we filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement to update and supplement the Prospectus with the information contained in the Current Report.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our Common Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “SRFM.” On December 22, 2023, the last reported closing price of our common stock was $1.24 per share.

Investing in our Common Stock involves a high degree of risk. Before buying any shares of our Common Stock, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 28, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2023

SURF AIR MOBILITY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41759	36-5025592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12111 S. Crenshaw Blvd.

Hawthorne, CA 90250

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (424) 332-5480

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on Which Registered:
Common stock, par value $0.0001 per share	SRFM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Definitive Material Agreement.

On December 21, 2023, Surf Air Mobility Inc. (the “Company”) executed and entered into a binding term (the “Term Sheet”) related to the potential issuance (the “Transaction”) of a mandatory convertible debenture with proceeds of $35,200,000 to GEM Global Yield LLC SCS (“GEM”). The proceeds will be comprised of the cancellation of certain shares of the Company’s common stock previously issued or issuable to GEM. The Term Sheet contains an outline of the terms of the Transaction, and obligates the parties to negotiate and execute one or more definitive agreements to fully implement the Transaction.

The Company, in consultation with its Board of Directors, elected to amend the existing agreements between GEM and the Company with objectives of: (1) reducing near-term overhang on the stock through the cancellation of substantially all of GEM's freely tradeable shares; (2) imposing a volume restriction on shares receivable by GEM related to the debenture, which will limit GEM to selling no more than 10% of the average daily trading volume of the Company's shares for the previous 30 days per day; and (3) providing the Company flexibility in the full or partial redemption of the debenture at 115% of par value at any time, thereby avoiding dilution. Such objectives are reflected in the provisions of the Term Sheet.

The Company has filed a copy of the Term Sheet as Exhibit 10.1 to this report to provide investors with information regarding its terms. All terms described in the Term Sheet are subject to further negotiation between the parties and the final terms of the Transaction will be set forth in the definitive agreements executed by the Company and GEM.

Forward Looking Statements

This Item 1.01 contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company and GEM negotiating and executing one or more definitive agreements to fully implement the Transaction and the expected terms of the Transaction. Readers of this report should be aware of the speculative nature of forward-looking statements. These statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company and reflect the Company’s current views concerning future events. As such, they are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that the Company may not successfully negotiate the definitive agreements; the risk that the Company may not consummate the Transaction; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management’s plans and assumptions will not be realized; the risks associated with the Company’s obligations to comply with applicable laws, government regulations and rules and standards of the New York Stock Exchange; and general economic conditions. These and other risks are discussed in detail in the periodic reports that the Company files with the SEC, and investors are urged to review those periodic reports and the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, before making an investment decision. The Company assumes no obligation to update its forward-looking statements except as required by law.

The press release announcing the foregoing definative material agreement is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description

10.1*	Binding Term Sheet dated as of December 21, 2023, by and between Surf Air Mobility Inc. and GEM Global Yield LLC SCS
99.1	Press release dated December 28, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL)

* Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SURF AIR MOBILITY INC.

Date: December 28, 2023	By:	/s/ Stan Little
	Name:	Stan Little
	Title:	Chief Executive Officer

Exhibit 10.1

***Certain identified information has been excluded from this exhibit because it is both not material and is the type that Surf Air Mobility Inc. treats as private or confidential.***

Surf Air Mobility Inc. (SRFM)

(NYSE)

December 21, 2023

MANDATORY CONVERTIBLE DEBENTURE

I. Proceeds: US$35,200,000, comprised of the following:

i.
Cancellation of 1,000,000 shares of Surf Air Mobility Inc. (“Company”) common stock (SRFM) purchased by Holder on 7/27/23; Company retains $25,000,000 cash proceeds;

ii.
Cancellation of 1,300,000 SRFM shares (Commitment Shares) delivered to Holder on 7/27/23;

iii.
Cancellation of 4,000,000 SRFM shares (Commitment Fee) delivered to Holder on 9/29/23;

iv.
Cancellation of Company’s 9/19/23 Draw Down Request; Company retains $2,700,000 cash proceeds paid to Company by Holder on 12/19/23; and

v.
Cancellation of Company’s 9/27/23 Committed Draw Down Request; Company retains $7,500,000 cash proceeds paid to Company by Holder in two tranches on 9/29/23 and 10/3/23.

II. Security: Mandatory Convertible Debenture (“Securities”)

III. Term: Five (5) years (“Maturity”)

IV. Coupon: 0.0% -- Payable in [cash or] SRFM shares at the time of conversion.

V. Issue Price: Par

VI. Conversion Rights:

A. Holder The Holder may convert the Securities into SRFM shares (“Conversion Shares”) immediately at the lesser of:

i.
US$4.45 (“Fixed Conversion Price”); or
ii.
one hundred percent (100%) of the volume weighted average price for SRFM shares for the twenty (20) trading days immediately preceding conversion (“Floating Conversion Price”).

B. Mandatory At maturity the Securities convert automatically into Conversion Shares at the lesser of the Fixed Conversion Price or the Floating Conversion Price.

VII. Selling Restrictions: For so long as Holder continues to hold Conversion Shares, (i) Holder shall not enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of SRFM shares and (ii) Holder agrees to restrict the volume of sales of Conversion Shares to no more than 10% of the average daily trading volume of SRFM shares for the previous 30 days.

VIII. Voting Rights: None until conversion

IX. Dilution Provision: Securities convert into a maximum of 8,000,000 Conversion Shares [based on US$4.45 per share] (“Maximum Conversion”). Upon Maximum Conversion, the Company has the option to:

i) Increase Maximum Conversion

ii) Redeem any excess Securities at one hundred and fifteen percent (115%) of Par Value plus accrued Dividends.

X. Registration: The Company shall cause to be registered on Form S-1 or S-3 (including an amendment of an existing registration statement, if possible) for resale by Holder the Maximum Conversion (as the same may be increased pursuant to Section XI(i) above).

XI. Redemption Rights: At any time, the Company may, upon no less than thirty (30) business days’ notice, redeem the Securities at one hundred and fifteen percent (115%) of par.

XII. [•]

XIII. Share Subscription Facility: For the avoidance of doubt, upon the closing of the issuance of the Securities, the Company’s 9/19/23 Draw Down Request and 9/27/23 Committed Draw Down Request shall have been cancelled, and the Company shall have the right to sell to Holder up to $100,000,000 (less the December Advance) of SRFM shares pursuant to Committed Draw Downs and up to $300,000,000 of SRFM shares pursuant to Draw Downs pursuant to the Share Subscription Facility.

Initial: /

December 21, 2023

This Term Sheet contains an outline of the terms of the proposed transaction and is binding on the parties. After execution of this Term Sheet, the parties will negotiate and execute one or more definitive agreements to fully implement the terms contained herein.

AGREED AND ACCEPTED:

GEM Global Yield LLC SCS

By: /s/ Christopher F. Brown

Name: Mr. Christopher F. Brown

Title: Manager

AGREED AND ACCEPTED:

Surf Air Mobility Inc.

By: /s/ Sudhin Shahani

Name: Mr. Sudhin Shahani

Title: Co-Founder

Initial: /

Exhibit 99.1

Surf Air Mobility Enters into Binding Terms for a $35.2 Million Mandatory Convertible Debenture with GEM Global Yield LLC

Parties Agree to Cancel Previously Issued Shares, Restrict Sales and Redemption Rights, and Increase Capacity Under $400 Million Share Subscription Facility

LOS ANGELES — December 28, 2023 — Surf Air Mobility Inc. (NYSE: SRFM) (the "Company"), the air mobility platform transforming regional flying through electrification, today announced that it entered into a binding term sheet related to the potential issuance of a mandatory convertible debenture to GEM. The proceeds will be comprised of the cancellation of certain shares of the Company’s common stock previously issued or issuable to GEM.

The Company, in consultation with its Board of Directors, elected to amend the existing agreements with GEM with objectives of:

1.
Reducing near-term overhang: The term sheet contemplates cancellation of substantially all of GEM's currently issued and freely tradable shares in SRFM.
2.
Imposing a volume restriction: The term sheet contemplates limiting sales of shares related to the debenture to 10% of the Company's prior 30 days average trading volume per day.
3.
Flexibility to Redeem: The term sheet contemplates giving the company the ability to redeem all or part of the mandatory convertible debenture at 115% of par value at any time, thereby avoiding dilution.

GEM has also agreed to refresh the Company’s ability to take both advance drawdowns (up to $100 million) and regular way drawdowns (up to $300 million) back to full capacity, thereby allowing the Company to access up to $400 million as originally contemplated under the Share Subscription Facility with GEM.

The term sheet contains an outline of the terms of the expected transaction, but all terms described in the term sheet are subject to further negotiation between the parties, and the final terms of the transaction will be set forth in the definitive agreements executed by the Company and GEM.

Media Contact

Surf Air Mobility: press@surfair.com

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company and GEM negotiating and executing one or more definitive agreements to fully implement the potential issuance of the mandatory convertible debenture, and the expected terms and objectives of such transaction. Readers of this release should be aware of the speculative nature of forward-looking statements. These statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company and reflect the Company’s current views concerning future events. As such, they are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that the Company may not successfully negotiate the definitive agreements; the risk that the Company may not consummate the issuance of the debenture; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management’s plans and assumptions will not be realized; the risks associated with the Company’s obligations to comply with applicable laws, government regulations and rules and standards of the New York Stock Exchange; and general economic conditions. These and other risks are discussed in detail in the periodic reports that the Company files with the SEC, and investors are urged to review those periodic reports and the Company’s other filings with the SEC, which

Exhibit 99.1

are accessible on the SEC’s website at www.sec.gov, before making an investment decision. The Company assumes no obligation to update its forward-looking statements except as required by law.